PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT made as of March ___, 2010, (the “Agreement”) between Willing Holding, Inc., a Florida corporation and Thomas DiStefano, an individual (the “Sellers”) and 11i Solutions, Inc., a Georgia corporation (the “Buyer”).

RECITALS

WHEREAS, Willing Holding, Inc. has One Hundred Fifty Million (150,000,000) shares of authorized Class A common stock of which Two Million Eight Hundred Two Thousand Three Hundred Forty-Four (2,802,344) are currently issued and outstanding. Sellers desire to sell Twenty-Five Million (25,000,000) shares of Class A Common stock (the “Shares”) of Willing Holding, Inc., a Florida corporation (the “Company” or “WHDX”), to Buyer.

WHEREAS, Buyer desires to purchase the Shares and Sellers desire to sell the Shares upon the terms and subject to the conditions set forth herein.

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Purchase and Sale of Stock.

 (a) Purchased Shares. Subject to the terms and conditions provided below, Sellers shall sell and transfer to Buyer and Buyer shall purchase from Sellers, on the Closing Date (as defined in Section 2), all of the Shares. The Shares shall be issued from the treasury shares of the Company.

(b) Purchase Price. The purchase price (the “Purchase Price”) payable by the Buyer to the Sellers for the Company shall be Two Hundred Twenty-Five Thousand Dollars ($225,000.00).

 (c) Payment of Purchase Price. The Buyer shall pay the Purchase Price as follows:

(i) by delivering to the Escrow Agent Seventy-Five Thousand Dollars ($75,000.00) paid via fedwire, certified check, bank check, or attorney’s escrow check at Closing to pay the creditors listed on Exhibit A;

 _______ Thomas DiStefano ______ Domingo Silvas
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(ii) by delivering to the Escrow Agent an additional Seventy-Five Thousand Dollars ($75,000.00) paid via fedwire, certified check, bank check, or attorney’s escrow check within Sixty (60) days from Closing to pay the creditors listed on Exhibit A; and

(iii) by delivering to the Escrow Agent an additional Seventy-Five Thousand Dollars ($75,000.00) paid via fedwire, certified check, bank check or attorney’s escrow check within Ninety (90) days from Closing to pay the creditors listed on Exhibit
A.

 (d) Adjustment to Purchase Price. The Purchase Price may be adjusted by the costs of paying any and all unlisted outstanding debts of the Company and the taxes associated with the 2009 tax returns.

2. Closing.

 (a) Transfer of Shares. At the Closing, Sellers shall deliver to Buyer certificates representing the Shares, duly endorsed to Buyer or as directed by Buyer, which delivery shall vest Buyer with good and marketable title to the Shares, free and clear of all liens and encumbrances.

 (b) Delivery of Shares. (i) The certificates representing the Shares will be deposited into Escrow, (ii) Eight Million Three Hundred Thousand (8,300,000) shares will be released to the Buyer at payment of the first Seventy-Five Thousand Dollars ($75,000.00), (iii) Eight Million Three Hundred Thousand (8,300,000) shares will be released to Buyer at the payment of the second Seventy-Five Thousand Dollars ($75,000.00), and Eight Million Four Hundred Thousand (8,400,000) shares will be released to Buyer at the payment of the final Seventy-Five Thousand Dollars ($75,000.00).

 (c) Preferred Shares. At the Closing, the Company shall issue to Thomas DiStefano One Million Five Hundred Thousand (1,500,000) shares of Class B Common Stock to be held until final payment is made by the Buyer. Upon final payment, Thomas DiStefano shall upon election of the Buyer either: (i) cancel such shares and return the certificate to the Company or (ii) transfer such shares to the Buyer.

 (c) Transfer of Corporate Book. At the Closing, Sellers shall deliver to Buyer the corporate book and financial records of the Company including all EDGAR access passcodes, passwords and any other information to access EDGAR or any other filings of the Company.

 (d) Closing. The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place as soon as practicable following satisfaction or waiver of all conditions precedent to Closing and the execution of this Agreement. The Closing of this transaction shall take place on or before March 23, 2010 at 11:00 a.m, EST or such earlier or later date as may be mutually acceptable to the parties hereto (the “Closing Date”) at the office of the Buyers’ Attorney, New York, New York, or at such other place as may be approved in writing by the parties. The Closing may also occur by facsimile, electronic mail and certified mail, return receipt requested. The parties shall provide each other with such documents as may be necessary or appropriate and customary in transactions of this sort in order to consummate the transactions contemplated hereby.

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 (e) Closing Deliveries. At Closing, the Sellers shall deliver the following, in addition to any other documents, agreements or deliverables required or provided by this Agreement:

(i) Shares of the Corporation;

(ii) Any Notes Convertible into Shares;

(iii) Financial statements through the last quarter of 2009; and

(iv) Written consent of Shareholders to effectuate this transaction.

3. Representations and Warranties of Sellers. Sellers represent and warrant to Buyer as of the date hereof as follows:

 (a) Corporate Authorization; Enforceability. The execution, delivery and performance by Sellers of this Agreement is within the corporate powers and has been, duly authorized by all necessary corporate action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers and constitutes the valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement has all required Director and Shareholder approvals. The execution, delivery and performance of this Agreement by WHDX and the consummation of the transactions contemplated hereby will not:

(i) violate any provision of the Charter or By-Laws of WHDX;

(ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which WHDX is a party or by or to which it or any of its assets or properties may be bound or subject;

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(iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, WHDX, or upon the properties or business of WHDX; or

(iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a Material Adverse Effect on the business or operations of WHDX.

 (b) Governmental Authorization. The execution, delivery and performance by Sellers of this Agreement requires no consent, approval, Order, authorization or action by or in respect of, or filing with, any Governmental Authority.

 (c) Non-Contravention; Consents. The execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate the certificate of incorporation or bylaws of Sellers or (ii) violate any applicable Law or Order. WHDX and New World have complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would material and adversely affect the business or financial condition of WHDX or New World or the trading market for the shares of WHDX’s common stock.

 (d) Organization, Good Standing and Qualification of the Company. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company has complied fully with all of the requirements of any statute governing the use and registration of fictitious names and has the legal right in every jurisdiction in which the Company operates under such names and any other names under which it operates its businesses. The Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which it currently conducts its business or in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary. WHDX is the record and beneficial owner of One Hundred Percent (100%) of the issued and outstanding shares of New World Mortgage, Inc. (“New World”), which shares are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating WHDX to sell or transfer to any third person any of the shares of New World owned by WHDX, or any interest therein.

New World is a corporation, duly organized, validly existing and in good standing under the laws of California, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. New World is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

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 (e) Title to Shares, Capitalization, etc.

 (i) Title. The Company owns, beneficially and of record the Shares, free and clear of any Liens and have been duly authorized by all necessary corporate and shareholder actions. Upon the delivery of and payment for the Shares at the Closing as provided for in this Agreement, the Buyer will acquire good and valid title to the Shares being purchased by it, free and clear of any Lien other than any Lien created by such Buyer. Shares are validly issued, fully paid and non assessable. The Shares shall be issued from the Company’s treasury stock. Thomas DiStefano will continue to own the One Hundred Twenty-Eight Thousand Six Hundred Ninety-Three (128,693) shares of the Class A Common Stock of the Company he is the record owner of as set forth in the March 15, 2010 shareholder list provided by Sellers to Buyer’s counsel.

 (ii) No Equity Rights. There are no preemptive or similar rights on the part of any holders of any class of securities of the Company. Except for this Agreement, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company, Sellers or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of the Company, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefore has been given. There are no outstanding contractual or other rights or obligations to or of the Company, Sellers or any other Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of the Company.

 (iii) Absence of Certain Changes. As of the date of this Agreement, the Company has not issued or sold any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issued, sold, granted or entered into any subscriptions, options, warrants, conversions or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

 (iv) Capitalization. As of the date hereof, the authorized capital stock of WHDX consists of One hundred Fifty Million (150,000,000) shares of Class A Common stock with a par value of $.0001, of which Two Million Eight Hundred Two Thousand Three Hundred Forty-Four (2,802,344) shares are presently issued and outstanding, and Five Million (5,000,000) shares of Class B Common Stock of which upon conclusion of this transaction, One Million Five Hundred Thousand (1,500,000) shares of Class B Common Stock will be issued and outstanding, and Ten Million (10,000,000) shares of preferred stock, no shares of which have been issued, although Five Million (5,000,000) shares have been designated as Series A Preferred Stock. WHDX has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of WHDX. All of the WHDX Shares are duly authorized and validly issued, fully paid and non-assessable. There are no anti-dilution or preemptive rights issued and outstanding.

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 (f) Liabilities.

 (i) The Company has no liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except as set forth on Exhibit A. Sellers agree that any liability, including taxes, not included on the certified lists attached hereto as Exhibit A and Exhibit B is deemed a material breech.

(ii) Notwithstanding the foregoing the Company does not have any liabilities or obligations relating to unpaid annual bonuses, unpaid legal or other professional fees or in respect of trade payables that are not current.

 (iii) Following the Closing, Sellers will have no debts, liabilities or obligations relating to the Company or its business or activities, whether before or after the Closing, other than the liabilities listed on Exhibit A, which are to be paid in full with the funds of the Purchase Price. There are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by Sellers directly or indirectly in relation to the Company or its business and that may survive the Closing.

 (iv) New World has executed an Indemnification Agreement holding harmless Willing and Buyer from future litigation, claims, judgments or causes of action. This Indemnification Agreement is attached hereto as Exhibit D.

 (g) Taxes.

 (i) All federal, state and local tax returns and payments that have become due from the Company to the date of this Agreement have been timely filed and timely paid by it including any returns or taxes due for (1) state or federal income or franchise tax, (2) personal or real property tax levied on any of the assets, (3) sales tax, or (4) other tax. All tax returns and payments for the above taxes that become due between the date of this Agreement to the Closing Date shall be timely filed and paid by Sellers. The Sellers will attach Three (3) years of the Company’s federal tax returns for years 2007, 2008 and 2009 showing the gross receipts, cost of goods sold, other expenses, and taxable income as reported to the Internal Revenue Service as Exhibit C or in the alternative, Sellers agree to indemnify Buyer for any and all tax liability resulting from such years. Company shall obtain at Sellers’ sole cost and expense any and all federal, state or local income tax and/or sales tax clearance as required by any bulk transfer requirements of any taxing authority. These tax clearance documents shall be obtained prior to closing. The existence of an encumbrance in the nature of a tax lien, removable by payment of monies, may be paid from the Purchase Price. Neither WHDX nor New World have been audited by any local, state or federal tax authority.

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 (ii) Any sales tax, use tax, excise tax, transfer tax, recordation tax, or other tax imposed upon the transfer of the Company shall be paid by Buyer and Buyer shall not be liable for any income tax imposed on the Sellers as a result of this transfer from the Sellers to the Buyer.

 (h) Litigation. Except as set forth and described on Exhibit B, the contents of which have been provided by the Sellers, there is not, and has not been during the Five (5) years preceding the date of this Agreement, any litigation or other proceeding or governmental investigation pending, or, to the knowledge of the Sellers, threatened, against or affecting the Company or in connection with the Company’s business or the transactions contemplated by this Agreement. None of the litigations, proceedings or investigations listed on Exhibit B would have, or have had, if resolved adversely to the Company, individually or in the aggregate, (a “Material Adverse Effect”). Except as set forth on Exhibit B, there is no lawsuit or claim by the Company presently pending, or which the Company intends to initiate, against any other Person.

 (i) Brokerage or Finder’s Fees. Neither the Company nor Sellers have incurred any liability to any broker, finder or agent for any fees or commissions or similar compensation with respect to the transactions contemplated by this Agreement.

 (j) No Other Interest – Sellers. Sellers represent and warrant that except for the Shares conveyed hereby, they have no interest, right, option, or other claim whatsoever with regard to any other shares of the Company.

 (k) No Claims. Sellers represent and warrant that they have no claim of any kind against the Company, its officers, directors, or agents, and Sellers further release any past, present or future claims against any and or all of the aforementioned parties.

 (l) Compliance. Sellers represent and warrant that:

 (i) The Company has not within the last Five (5) years, filed a registration statement which is the subject of a currently effective registration stop order entered by the United States Securities and Exchange Commission (“SEC”) or any state securities administrator;

 (ii) Neither the Company nor any of the Sellers, collectively or individually, has within the last Five (5) years, been convicted of any felony in connection with the offer, purchase or sale of any security or any felony involving fraud or deceit;

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 (iii) Neither the Company nor any of the Sellers, collectively or individually, are subject to any state or federal enforcement order, entered within the last Five (5) years, finding fraud or deceit in connection with the purchase or sale of any security; and

 (iv) Neither the Company nor any of the Sellers, collectively or individually, is currently subject to any order, judgment or decree of any court of competent jurisdiction, permanently restraining or enjoining such party from engaging in or continuing to engage in any conduct or practice involving fraud or deceit in connection with the purchase or sale of any security.

 (m) Real Estate. Except as set forth in the SEC Reports (as defined in Section (p) hereof), WHDX neither owns real property nor is a party to any leasehold agreement.

 (n) Assets. WHDX owns all rights, title and interest in and to its assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.

 (o) Internal Accounting Controls. WHDX maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

 (p) SEC Reports. WHDX has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto, (being collectively referred to herein as the “SEC Reports”)). The SEC Reports comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of WHDX included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. There are no outstanding comments received by the SEC.

 (q) Quotation on the OTC Bulletin Board. The shares of Class A Common Stock of WHDX have been approved by FINRA for trading and are traded on the over-the-counter bulletin board (“OTC”) under the symbol WHDX. There are no outstanding comments received by FINRA.

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 (r) Full Disclosure. No representation or warranty by WHDX in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Buyer pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of WHDX.

 (s) Intellectual Property. (i) Except as may be disclosed in its public filings with the SEC and to the extent that any inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), in the aggregate, would not reasonably be expected to have a Material Adverse Effect on WHDX: (A) WHDX owns, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted; (B) no claims are pending or threatened that WHDX is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to WHDX or any of its subsidiaries; (C) as of the date of this Agreement, to the knowledge of WHDX, no person is infringing on or otherwise violating any right of WHDX with respect to any Intellectual Property owned by and/or licensed to WHDX; and (D) as of the date of this Agreement, neither WHDX nor any of its subsidiaries have received any notice of any claim challenging the ownership or validity of any Intellectual Property owned by WHDX or challenging WHDX’s license or legally enforceable right to use any Intellectual Property licensed by it.

(ii) For purposes of this Agreement, “Intellectual Property” means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable, or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable, or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code, and data); licenses, immunities, covenants not to sue, and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

 (t) Labor and Employment Matters. (i) WHDX is and has been in compliance in all respects with all applicable laws respecting employment and employment practices, terms, and conditions of employment and wages and hours, including, such laws respecting employment discrimination, equal opportunity, affirmative action, worker’s compensation, occupational safety, and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (ii) no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of WHDX, is any such investigation threatened or has any such investigation occurred during the last Three (3) years, and no governmental entity has provided any notice to WHDX or otherwise asserted an intention to conduct any such investigation; (iii) there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against WHDX; (iv) no union representation question or union organizational activity exists respecting the employees of WHDX; (v) no collective bargaining agreement exists which is binding on WHDX; (vi) WHDX has experienced no work stoppage or other labor difficulty; and (vii) in the event of termination of the employment of any of the current officers, directors, employees, or agents of WHDX or New World, WHDX shall not, pursuant to any agreement or by reason of anything done prior to the closing by WHDX be liable to any of said officers, directors, employees, or agents for so-called “severance pay” or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits, except to the extent that any matter in Items (i), (ii), (vi) and (vii) could reasonably be expected individually or in the aggregate to have a Material Adverse Effect on WHDX.

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 (u) Employee Benefit Plans. WHDX is not a party to any written or formal employee benefit plan (including, without limitation, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) policy or agreement that is maintained (all of the foregoing, the “Benefit Plans”), or is or was contributed to by WHDX or pursuant to which WHDX or any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with WHDX would be deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is still potentially liable for payments, benefits, or claims.

 (v) State Anti-Takeover Statutes. The WHDX Board of Directors and shareholders have approved this Agreement and the transactions contemplated hereby, and thereby such approval constitutes approval of the Agreement and other transactions contemplated hereby and thereby by the WHDX Board of Directors as required under Florida law. To the knowledge of WHDX, no state anti-takeover statute is applicable to these transactions.

 (w) Absence of Certain Business Practices. Neither WHDX nor any director, officer, employer, or agent of the foregoing, nor any person acting on its behalf, directly or indirectly has to WHDX’s knowledge given or agree to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject WHDX to any damage or penalty in any civil, criminal, or governmental litigation or proceeding, (ii) if not given in the past, might have had a Material Adverse Effect on WHDX, or (iii) if not continued in the future, might have a Material Adverse Effect on WHDX or which might subject WHDX to suit or penalty in any private or governmental litigation or proceeding.

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 (x) Contracts. Other than set forth on Schedule 3(x), WHDX has no contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which WHDX is a party that relates to or affects the assets or operations of WHDX or to which WHDX’s assets or operations may be bound or subject (collectively, the “Contracts”). Each of the Contracts is a valid and binding obligation of WHDX and in full force and effect, except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. There are no existing defaults by WHDX thereunder or, to the knowledge of WHDX, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect.

4. Representations and Warranties of Buyers.

Buyers represent and warrant to Sellers as of the date hereof as follows:

 (a) Organization and Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. Buyer is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

 (b) Enforceability. Buyer has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder. The execution, delivery and performance by Buyers of this Agreement is within Buyers’ powers. This Agreement has been duly executed and delivered by Buyers and constitutes the valid and binding agreement of Buyers, enforceable against Buyers in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

 (c) Governmental Authorization. The execution, delivery and performance by Buyers of this Agreement require no consent, approval, Order, authorization or action by or in respect of, or filing with, any Governmental Authority.

 (d) Non-Contravention; Consents. The execution, delivery and performance by Buyers of this Agreement, and the consummation of the transactions contemplated hereby do not violate any applicable Law or Order. Buyer has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business.

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 (e) Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award, or order outstanding, against or in any manner involving Buyer or any of Buyer’s properties or rights, which (i) could reasonable be expected to have a material adverse effect on Buyer taken as a whole, or (ii) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement collectively, a Material Adverse Effect except those of New World Mortgage, Inc., listed on Exhibit B.

 (f) Brokers or Finders. No broker’s or finder’s fee will be payable by Buyer in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Buyer.

5. Covenants.

 (a) Examinations and Investigations. Prior to the Closing, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of the other, including communications with suppliers, vendors and customers, as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement. Consummation of this Agreement shall be subject to the fulfillment of due diligence procedures to the reasonable satisfaction of each of the parties hereto and their respective counsel.

 (b) Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

 (c) Satisfaction of WHDX Indebtedness. WHDX agrees and will pay to DiStefano and other creditors of WHDX the aggregate of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) to satisfy and discharge all debts, liabilities and obligations of WHDX, the intention and commitment being that when payment to all WHDX creditors has been paid by Buyer, there shall be no material debts, claims, indebtedness, obligations or liabilities owing to DiStefano or any third parties other than those described on the most current financial statements that are the liabilities of New World and are the responsibility of New World and are not part of those disclosed on Exhibit B.

 (d) Auditor and Audit Fees. Buyer and Sellers agree to retain the services of Gruber & Co to audit the December 31, 2009 year end financial statements of WHDX (“2009 Audit”) Sellers will pay for the audit fees upon receipt of the invoice of the auditor for such audit.

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 (e) Further Assurances. The parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain in the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

 (f) Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith; provided, however, such obligation shall not apply to information which:

(i) at the time of disclosure was public knowledge;

(ii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

(iii) the receiving party had within its possession at the time of disclosure.

(g) Management of WHDX.

(i) On the Closing date, Melissa K. Conner shall resign as a director and all other positions of WHDX.

(ii) Wendy Smith will resign as comptroller.

(iii) Domingo Silvas shall be appointed as Chief Executive Officer, a director of WHDX and Co-Chairman.

(iv) Thomas L. DiStefano III will remain Chief Financial Officer through the annual report filing date, at which time Buyer shall have the right to appoint a new Chief Financial Officer.

(v) Thomas L. DiStefano will be Co-Chairman of WHDX through the time at which a consolidated financial statement has been prepared and delivered to the SEC in a Form 8k.

(vi) Upon full satisfaction of the Promissory Note by Buyer and the release of the WHDX Shares to the Buyer, Buyer and 11i Solutions, Inc. will be the majority shareholder of WHDX and shall have the right to designate one additional director to the Board of Directors of WHDX. Buyer shall have the right to appoint a comptroller immediately following the Closing.

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 (h) Name Change. Immediately following the satisfaction of the Promissory Note, WHDX shall change its name as determined by Buyer.

(i) New World Mortgage, Inc. WHDX has one wholly subsidiary, New World Mortgage, Inc., a California corporation. As reflected in the Form 10-Q for the period ended September 30, 2009 of WHDX (“Form 10-Q”), New World has outstanding liabilities in of approximately Two Million Two Hundred Twenty-Seven Thousand One Hundred Thirty-Five Dollars ($2,227,135.00) (not including any interest or fees accrued or assessed since the date of submission of the Form 10-Q ended September 30, 2009) and has been named in other lawsuits including a class action lawsuit (collectively, “Liabilities”).

6. Investigation. Buyer shall conduct his own investigation, due diligence, and review of the Company. Sellers have supplied materials regarding Willing Holding, Inc., its predecessors, Perfect Web Technologies, Inc., and its subsidiary, New World Mortgage, Inc. Buyer has the responsibility and obligation to conduct his own investigation concerning the Company, as well as to the materials provided by Sellers.

7. Conditions Precedent to Closing.

 (a) Conditions Precedent to the Obligation of WHDX to Issue the WHDX Shares. The obligation of WHDX to issue the WHDX Shares to the Buyer and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below.

 (i) Performance by Buyer. Buyer shall have performed all agreements and satisfied all conditions required to be performed or satisfied by them at or prior to the Closing.

 (ii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

 (iii) Accuracy of WHDX’s and DiStefano’s Representations and Warranties. The representations and warranties of the WHDX and DiStefano will be true and correct in all material respects as of the date when made and as of the Closing, as though made at that time.

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 (iv) Performance by WHDX and DiStefano. WHDX and DiStefano shall have performed all agreements and satisfied all conditions required to be performed or satisfied by them at or prior to the Closing.

 (v) No Material Adverse Changes. WHDX shall have no material changes and suffered no Material Adverse Effect.

 (vi) WHDX Shares. WHDX shall have delivered to the Escrow Agent pursuant to the terms of the Escrow Agreement the Shares.

 (vii) Resignation. WHDX shall have delivered to 11i the resignations of Melissa K. Conner, and Wendy Smith.

 (b) Escrow Agreement. Buyer, the Escrow Agent and WHDX shall have delivered to all parties the Escrow Agreement, duly executed by Buyer, WHDX and Escrow Agent.

 (c) Approval of the Board of Directors and Shareholders. The execution, delivery and performance of this Agreement has all required Director and Shareholder approvals. WHDX shall have delivered to Buyer the written consent of the Board of Directors and Shareholders of WHDX approving this Agreement and the transactions contemplated hereby.

 (d) Miscellaneous. Buyer and WHDX have delivered to each other such other documents relating to the transactions contemplated by this Agreement as either party may reasonably request.

8. Survival of Representations and Warranties of WHDX and DiStefano.

Notwithstanding any right of Buyer to fully investigate the affairs of WHDX, Buyer shall have the right to rely fully upon the representations, warranties, covenants and agreements of WHDX and DiStefano contained in this Agreement or in any document delivered by WHDX or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for Two (2) years following the Closing.

9. Indemnification and Release.

THIS SECTION INTENTIONALLY DELETED

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10. Default.

 (a) If Buyer defaults in the performance of any obligation contained in this Agreement, or any other Agreement entered into contemporaneously by the parties hereto, or the Exhibits referenced herein, then, upon Ten (10) days written notice to Buyer, and its failure to cure, all payments due under this Agreement and Exhibits referenced herein shall be accelerated and due upon demand by Sellers. Upon default by the Buyer and failure to cure within a reasonable time, Buyer shall immediately provide the controlling interest in the Company to the Sellers and all shares of stock it holds in the Company. Buyer agrees to execute all documents necessary to effectuate the transfer of the controlling interest and all of his shares in the Company or its Successor and to provide all of its financial records during the time Buyer owned shares and/or controlled it in the event of a default.

 (b) If Sellers defaults in the performance of any obligation contained in this Agreement, or any other Agreement entered into contemporaneously by the parties hereto, Buyer shall so notify Sellers in writing of such default. If the default remains uncured by Sellers for a period of Ten (10) days from the date of the written notice, then Buyer may have recourse against Sellers as provided for in this Agreement. In the event of such default, Buyer may pay any proceeds owed into a trust account of the Buyer’s choosing, until resolution of the dispute.

 (c) “Default” as used herein means:

 (i) Failure to make payments as provided for in this Agreement and the Exhibits hereto;

 (ii) Any other material breach or violation by Sellers or Buyer of any representation, warranty, term, condition or covenant contained in this Agreement and any other agreement or document entered into by the parties and any modification or amendment thereof or hereof, which is not waived in writing by the other party or remedied within the Ten (10) day cure period described above;

 (d) Buyer Default.

(i) If Buyer fails to make a payment under this Agreement, or at the election of the Buyer upon Seller default, then Seller has Ninety (90) days to return all payments made hereunder and unwind this transaction. If Seller has not returned all payments made by Buyer by the close of 5:00 pm Eastern time on the Ninetieth (90th) day, then all funds not returned to Buyer shall automatically convert into Class A Common shares at a conversion price of Twenty Five Cents ($0.25) per share and issued in the name of 11i Solutions, Inc., deliverable to the address set forth in Section 12(j).

(ii) In the event of a Buyer default, Domingo Silvas will resign as Chief Executive Officer after Sellers either (A) return all monies to 11i Solutions or (B) all certificates of stock are transferred pursuant to this Section 10 (d)(i).

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11. Definitions. As used in this Agreement:

 (a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “ Control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to (i) vote Ten Percent (10%) or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing;

 (b) “Governmental Authority “ means any domestic or foreign governmental or regulatory authority;

 (c) “Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, Permit, license, policy or rule of common law;

 (d) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset;

 (e) “Order” means any judgment, injunction, judicial or administrative order or decree;

 (f) “Permit” means any government or regulatory license, authorization, permit, franchise, consent or approval;

 (g) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; and

 (h) “Taxing Authority” means the Internal Revenue Service or a State or local level equivalent.

12. General.

 (a) Counterparts. This Agreement may be signed in any number of counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

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 (b) Amendments and Waivers.

 (i) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

 (ii) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

 (c) Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer (including by operation of Law) any of its rights or obligations under this Agreement without the consent of each other party hereto.

 (d) No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto, and such permitted successors and assigns, any legal or equitable rights hereunder.

 (e) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any actions commenced under this Agreement shall be venued in either the United States District Court in Florida, or in the Supreme Court of the State of Florida sitting in the County of Palm Beach.

 (f) Choice of Jurisdiction. The parties agree that any action or proceeding arising directly, indirectly or otherwise, in connection with, out of, or from this Agreement, any breach hereof, or any transaction covered hereby shall be resolved, whether by arbitration or otherwise, within Palm Beach County, Florida. Accordingly, the parties consent and submit to the jurisdiction of the state courts located within Palm Beach, Florida and to the United States Federal Courts sitting in the Middle District of Florida.

 (g) Headings. The division of this Agreement into paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

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 (h) Entire Agreement. This Agreement constitutes the entire agreement among the parties and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the respective parties. There are no oral representations or warranties amount the parties of any kind.

 (i) Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

 (j) Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by facsimile, telex or other similar means of electronic communication (confirmed on the same or following day by prepaid mail) addressed to the recipient at the address of the recipient noted below and copies to all listed parties:

For the Buyer:

 11i Solutions, Inc.
 1690 Roberts Boulevard, Suite 117
 Kennesaw, Georgia 30144
 Phone: (561) 972-2118
 Phone: (770) 421-0590
 Fax: (561) 491-6537

 Domingo Silvas
 702 Registry Run Northwest
 Kennesaw, Georgia 30152
 Phone: (561) 729-6907
 Fax: (561) 833-6006

 Joshua D. Brinen, Esq.
 Brinen & Associates, LLC
 7 Dey Street, Suite 1503
 New York, New York 10007
 Telephone (212) 330-8151
 Facsimile (212) 202-5330
 jbrinen@brinenlaw.com

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For the Sellers:

 Willing Holding, Inc.
 2910 NW 26th Avenue
 Boca Raton, Florida 33434
 Phone: (561) 705-4386
 Fax: (561) 488-2569
 Attention: Thomas DiStefano III

 Roxanne Beilly, Esq.
 Schneider Weinberger & Beilly LLP
 220 Corporate Boulevard NW Suite 210
 Boca Raton, Florida 33431

Any notice so given shall be deemed conclusively to have been received when so personally delivered or sent by telex, facsimile or other electronic communication or on the second day following the sending thereof by private courier or mail. Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above mentioned.

BUYER 11i Solutions, Inc. /s/ Domingo M. Silvas By: Domingo M. Silvas, CEO ADDRESS: 702 Registry Run NW Kennesaw, GA 30152
SELLER

Willing Holding, Inc.

/s/ Thomas DiStefano
Thomas DiStefano

ADDRESS:

290 NW 26th Ave.
Boca Raton, Fl. 33434

/s/ Thomas DiStefano,
Thomas DiStefano, Individually

ADDRESS:

290 NW 26th Ave.
Boca Raton, Fl. 33434

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EXHIBIT A

SCHEDULE OF CREDITORS

Legal Fees - $ 60,721.00

Loans Owed to Thomas L. DiStefano III/8K - $54,000.00

Accounting Fees $ 20,000.00 - Owned to Auditor & Perfect Web Technologies, Inc.

Rental Fees $ 10,000.00 - NC lease.

Transfer Agent /EDGAR fees -$ 8,910.00

Credit Card $ 24,212.00 – Utilized to pay EDGAR and accounting.

Interest Expense $ 4,240.00 - Owed to former CEO who continues to pay credit card interest expense.

Transaction Costs $ 42,917.00 - Pay all outstanding expenses current management costs.

TOTAL $ 225,000.00

EXHIBIT B
LAWSUITS, JUDGMENTS, CLAIMS, CAUSES OF ACTION

EXHIBIT C
TAX RETURNS

EXHIBIT D
INDEMNIFICATION AGREEMENT